UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2023

Investcorp Credit Management BDC, Inc.

(Exact name of registrant as specified in its charter)

Maryland	814-01054	46-2883380
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

280 Park Avenue

39th Floor

New York, NY 10017

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 257-5199

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	ICMB	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2023, the Board of Directors (the “Board”) of Investcorp Credit Management BDC, Inc. (the “Company”) accepted the resignation of Christopher E. Jansen from his positions as President and Secretary of the Company. Mr. Jansen’s resignation is not a result of any disagreement with the Company on any matter relating to its operations, policies, or practices, or to any issues regarding its accounting policies or practices.

On February 2, 2023, the Company’s Board of Directors appointed Suhail A. Shaikh as President of the Company, effective immediately, and Rocco DelGuercio as Secretary of the Company, effective immediately.

Mr. Shaikh, 54, also serves as Co-Chief Investment Officer of CM Investment Partners LLC (the “Adviser”), and a member of the Adviser’s Investment Committee. Prior to joining the Company, Mr. Shaikh served as the Head of U.S. Private Credit for Alcentra Group. Mr. Shaikh also served as Vice Chair of the Global Private Credit Investment Committee and was a Board member of Alcentra NY, LLC, external manager to funds managed by Alcentra Group. Mr. Shaikh also served as member of Alcentra NY, LLC’s management committee. Mr. Shaikh was the Chief Executive Officer of Alcentra Capital Corporation since March 2019, a publicly listed business development company managed by Alcentra NY, LLC, and served on its Board of Directors. Prior to joining Alcentra, Mr. Shaikh was a partner and senior investment professional with Solar Capital Partners LLC. Prior to being a private credit investor, Mr. Shaikh was in investment banking for over fifteen years as a leveraged finance specialist and financial sponsor banker, most recently as a Managing Director in the Financial Sponsors Group at Bank of America Merrill Lynch. He previously worked in CIBC World Market’s Financial Sponsor Group and in the Leveraged Finance and Telecom Groups at JPMorgan & Co. in New York and London. He began his career as an investment analyst in the Investment Management Group at Bankers Trust. Mr. Shaikh earned an M.B.A. from The Wharton School with a concentration in Finance and graduated Cum Laude with an A.B. in Computer Science and Economics from Middlebury College.

There is no arrangement or understanding between Mr. Shaikh and any other person pursuant to which he was appointed as President of the Company. The Company does not pay cash compensation or provide other benefits directly to Mr. Shaikh or to any of its other executive officers. Further, with regard to Mr. Shaikh, there are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company is a participant that would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Mr. DelGuercio, 60, also serves as Chief Financial Officer, Chief Compliance Officer and Treasurer of the Company. Prior to joining the Company, Mr. DelGuercio spent over 10 years at Credit Suisse Asset Management and served in various capacities, including as Chief Financial Officer and Treasurer of its Investment Company Act of 1940 mutual fund business. From February 2012 to April 2013, Mr. DelGuercio was an independent consultant for several mid to large money managers. From March 2004 to January 2012, Mr. DelGuercio served as Director of Legg Mason & Co., LLC where he oversaw their financial reporting and performance departments. Mr. DelGuercio earned a B.A. in Liberal Arts from The College of Staten Island, a B.A. in Business from Chadwick University and an M.B.A. in Finance from New York Institute of Technology.

The Company does not pay cash compensation or provide other benefits directly to Mr. DelGuercio or to any of its other executive officers. Mr. DelGuercio is an employee of the Adviser, which is compensated for the services it provides to the Company pursuant to the terms of an administration agreement between the Company and the Adviser in its capacity as the Company’s administrator (the “Administration Agreement”). Pursuant to the Administration Agreement, the Company reimburses the Adviser for the allocable portion (subject to the review of the Board) of overhead and other expenses incurred by it in performing its obligations under the Administration Agreement, including the Company’s allocable portion of the compensation paid to Mr. DelGuercio as chief financial officer and chief compliance officer and his staff.

Mr. DelGuercio: (i) was not appointed as the Company’s Chief Financial Officer, Chief Compliance Officer, Secretary and Treasurer pursuant to any arrangement or understanding with any other person; (ii) does not have a family relationship with any of the Company’s directors or other executive officers; and (iii) other than as disclosed herein, has not engaged, since the beginning of the Company’s last fiscal year, nor proposes to engage, in any transaction in which the Company was or is a participant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2023	INVESTCORP CREDIT MANAGEMENT BDC, INC.

	By:	/s/ Rocco DelGuercio
	Name:	Rocco DelGuercio
	Title:	Chief Financial Officer